Exhibit 99.1

Quality Systems Fiscal 2013 First Quarter Results

July 26, 2012, 10:00 AM ET

Chairperson: Steven Plochocki

Operator:	Good day ladies and gentlemen. Thank you for standing by. Welcome to the Quality Systems Fiscal 2013 First Quarter Results Conference Call. During today’s presentation, all parties will be in a listen-only mode, and following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, July 26th, 2012, and I would now like to turn the conference over to Steven Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:	Thank you, Doug, and welcome everyone to the Quality Systems 2013 Fiscal First Quarter Results call. With me this morning are Paul Holt, our CFO, Scott Decker, the President of NextGen, Donn Neufeld, Executive Vice President of EDI and Dental, Steven Puckett, Executive Vice President of NextGen Hospital Solutions, and Monte Sandler, Executive Vice President of RCM Services.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspective and strategies, preliminary and projected, and capital equity initiatives to the implementation of potential impacts of legal, regulatory, or accounting principles. I’ll provide some opening comments and then turn it over to the team.

First off, based on advice of our counsel regarding the application of proxy regulations to communications relating to the pending proxy contest for election of directors at our upcoming annual meeting, we will not be addressing any questions with respect to the proxy contest on this call. The Company has filed its proxy statement with the SEC as well as several other shareholder communications that address the proxy solicitation and we refer you to those materials and to future supplemental materials that we will file for information relating to the proxy solicitation.

The Company reported record revenues of $118.3 million for the fiscal 2013 first quarter, an increase of 18% compared with $100.4 million for fiscal 2012 first quarter. Net income for fiscal 2013 first quarter was $15.5 million, down 18% versus net income of $19 million for the same period a year ago.

Fully diluted earnings per share for the fiscal 2013 first quarter was $0.26, a 19% decrease from $0.32 for the fiscal 2012 first quarter. Although we delivered record revenue for our fiscal 2012 first quarter driven by strong performance in our recurring revenue streams, our overall results were impacted by lower than expected revenue from large, higher margin software system sales. There are times when a limited number of these types of sales can influence performance in any given quarter.

QUALITY SYSTEMS	Page 1	7/26/2012

However, we still remain extremely confident about our future performance and prospects. However, due to the evolving conditions affecting our industry and uncertainty in predicting future results, we are not affirming our previous guidance nor providing revised guidance at this time. I’ll now turn it over to Paul Holt.

Paul Holt:	Thanks, Steve. As Steve mentioned, our consolidated June quarter revenue grew 18% versus the prior year. Note that our Matrix acquisition contributed approximately $2.7 million of revenue for the quarter. Our earnings per share declined by 19%, $0.26 versus a year ago $0.32. Our profitability was negatively impacted by a decline in software license revenue, a little higher SG&A and R&D expenses compared to our year ago quarter.

I also want to note that we recorded approximately $1.1 million in amortization of acquired intangibles this quarter versus approximately $0.9 million a year ago. This increase in the amortization expense is a result of the acquisitions that we’ve been making during the past year. We report all of our numbers on a GAAP basis. However, I’m providing this disclosure for those of you who want to compare our results before these amortization charges.

We were pleased with our growth in services revenue categories including maintenance, revenue cycle and EDI which in total grew 22% on a year over year basis to $80.4 million versus $66.1 million a year ago. Our recurring revenue as a percentage of our total revenue continues to grow, helping us to provide better visibility and stability towards future revenue growth. We remain very positive about our opportunities to continue to grow these revenue streams by cross selling into our expanding customer base as well as to new customers. Monte and Donn will provide more details on our revenue cycle and EDI opportunities later on in call.

I’d also note that our recurring SaaS revenue has continued to build, reaching $743,000 this quarter versus $590,000 a year ago. Our total systems sales revenue grew by 10% on a year over year basis to $37.9 million on the strength of increased implementation services revenue. Our increase in implementation services revenue came from both ambulatory and hospital divisions and points to our continued growth of our customer base deploying our software solutions. Increased implementation services revenue was partially offset by $3.1 million or 11% decline in the software component of system sales.

Our consolidated gross profit margin this quarter came in at 59.1%. That’s down from 65.2% a year ago. And our gross margin was down primarily due to comparatively lower amount of high margin software revenue and the change in revenue mix towards a larger portion of lower margin implementation and other service revenue.

SG&A expense excluding amortization increased by approximately $7.3 million

QUALITY SYSTEMS	Page 2	7/26/2012

to $36.7 million in the first quarter compared to $29.4 million a year ago. This increase was driven primarily by SG&A expenses added with various acquisitions we made during the course of the year as well as additional headcounts and other expenses. We intend to carefully review our planned expenditures moving forward.

R&D spend was up to $8.6 million, a 26% increase compared to the prior year quarter. Our increased R&D spend reflects our continuing commitment to invest in our products as we move towards healthcare reform and a [candle tier] organization.

Our effective tax rate for the quarter came in at 33.6% versus prior year 34.2%. Our current period tax rate was driven lower by a comparatively lower effective state tax rate as well as certain discrete items we had in our provision this quarter.

I’m now going to move towards segment revenue and operating income performance. Note that these operating income results do not include any allocation of corporate expenses.

NextGen ambulatory revenue, $86.2 million, up 16% over prior year. NextGen Ambulatory operating income, $28.8 million, that’s down slightly, down 2% over the prior year. QSI Dental revenue of $3.7 million is down 3% from prior year. Dental operating income, approximately half a million, and Hospital Solutions revenue, $11.4 million, that’s up 56% over the prior year. And Hospital Solutions operating income, $2.3 million, it’s down 23% over the prior year. Our RCM Services unit $15.8 million in revenue, that’s up 18% over the prior year, and operating income approximately $1.9 million, it’s down 9% from the prior year.

Moving onto our balance sheet, we ended the quarter with approximately $134.9 million in cash and marketable securities or $2.27 per share. This is down from $139.4 million or $2.36 per share at the end of the prior quarter. Note that our cash position was impacted by the payment of approximately $7 million in cash related to acquisitions this quarter. We feel that we continue to be in a strong position with our cash balances and no debt.

Our DSOs net of amounts included in both accounts receivable and deferred revenue decreased by 4 days to 77 days compared to 81 days last year. And our DSOs based on amounts we report on our balance sheet also declined to 118 days versus 135 days a year ago. Our DSOs declined on a sequential basis as well by 4 days.

Our current deferred revenue decreased to $71.7 million, compared to $84.4 million last quarter. Part of this decline reflects changes in our contracting policy related to how services are being billed as incurred resulting in a smaller amount of services being recorded in both accounts receivable and deferred revenue.

And again, for those of you who are tracking this, the noncash expenses for the quarter breakdown as follows. Total amortization of capitalized software, $2.5 million. Amortization of intangible assets, $1.8 million. Depreciation expense,

QUALITY SYSTEMS	Page 3	7/26/2012

$1.6 million. Stock compensation expense, $1 million. And our investing activities for the quarter were as follows. Internally generated capitalized software, $4.3 million. Fixed assets $3.3 million.

I’d like to thank you all for being on this call and your interest in our company and I’ll turn things over to Scott Decker.

Scott Decker:	Good morning, everybody, this is Scott. During the first quarter as was noted, we saw mixed results in the ambulatory division. Overall we saw year to year growth of approximately 16% which continues the momentum of the past few years. With that said we continue to experience softness in system software sales that began last quarter and we’re disappointed in the lack of growth in that area. Services, however, continue to show good growth across all areas including implementation, training and management consulting.

A few comments regarding the last quarter. Last quarter on this call I noted the delay in revenue recognition of a large implementation development project. I’m happy to report that we successfully completed phase 1 of our project during the first quarter and delivered our pilot software release to Hanger. We expect to enter pilot phase this fall with a limited implementation. Assuming that goes well, we will roll out to nearly 3000 Hanger providers scheduled to begin in early 2013.

Also this quarter we were also able to formally announce the details of our new international distribution agreement with Dell and Puerto Rico Hospital Supply in the Latin American market. While this agreement did not represent any immediate revenue impact during the quarter, the partnership is off to a great start and we expect to see meaningful revenue in future quarters as sales gain traction. I should also note that we are exploring additional international markets with Dell under similar distribution agreements.

As noted in previous comments, we were once again impacted by delays in a few key transaction closings which had a multimillion dollar negative impact on our quarterly systems software revenue. One of these transactions is an enterprise agreement and initial license purchase with a major payer for one of its operating divisions. We expect the agreement to get final signoff in the next few days and announce the relationship within the next few weeks.

A couple of comments on the HMA relationship. As many of you are aware, this agreement has been in place for approximately the last 5 years. Unlike many of our large enterprise clients, we unfortunately struggled to find a repeatable and/or replicable model for EHR deployment with HMA due to the limited resources that HMA had available to drive these projects in their respective markets. With that said, and has been announced elsewhere, HMA has communicated to us that they are pursuing additional vendors to support their EHR efforts. However, they have also communicated to us that we will remain installed for approximately 160 EHR licenses at two of our largest HMA sites, Sparks Regional and PRNG, a large clinic in South Florida. This is to take advantage of the physician adoption in those markets and assure they achieve meaningful use reimbursement.

QUALITY SYSTEMS	Page 4	7/26/2012

In addition, as Monte will get into in his comments, we are doing quite well on the revenue cycle side of the business with numerous additional HMA sites, so we’ll see how those accounts transition over time. Other than the above, we have not received any communication with respect to timing regarding transition of any of our EHR, EPM or revenue cycle clients so do not expect any near term impact to revenue streams.

In addition to the above, there are numerous other large deals in the works, but overall the ambulatory market is quite choppy right now. There is definitely a pause in activity as many of our clients are now focused on final meaningful use phase 1 deployments of licenses that they’ve been purchasing over the past year or two. I would expect things will pick up again later this year as we gain clarity on meaningful use phase 2 and ICD10 once again becomes a relevant driver. But at the current time there’s a pause because of both of those initiatives stalling.

Now for a few of our quarterly operating metrics that we always report. We signed 75 new contracts in the ambulatory division this quarter, 10 of those were SaaS agreements. Discounting did not materially change in the quarter. As of 6/30, there’s 116 quota carrying sales and management positions, the same as the previous quarter of 116. The pipeline is currently $153 million, versus $168 million a year ago. That includes ambulatory, RCM and Inpatient.

I’d like to thank all of you, our clients, and the NextGen staff who continue to work extremely hard as we pursue multiple opportunities and multiple challenges across this industry, but overall the team remains very positive and we appreciate your support. I’m going to turn it over to Donn.

Donn Neufeld:	Thank you, Scott. Before I read my prepared statements, I wanted to correct one number that Paul misspoke in that Dental revenue was $4.9 million in the quarter.

Helped along by a recent certification of the NextGen electronic dental record, we added 12 new joint clients using the NextGen EHR, EPM and EDR in the quarter. The QSI Dental pipeline is approximately $7.9 million. NextGen EDI had record revenues and income in Q1. We saw solid revenue growth in our core products and continued acceptance of our newer offerings such as Real-Time Claim Edits. We continue to leverage our ViaTrack acquisition. ViaTrack has 20 hospital clients and is a recommended solution for all new NextGen hospital solutions. Thanks to everyone on the call for their support and interest in our company. I’ll now turn things over to Steve.

Steven Puckett:

Thank you, Donn. I’m very pleased to report that the Hospital Solutions division reported its best revenue numbers to date at $11.4 million with a solid operating income of $2.3 million. To accomplish this, we added an additional 8 core hospitals into our growing customer base of now more than 200 hospital clients. As is often the case, most of the deals we closed this quarter included the ambulatory product suite as well. We also continued to add several specialty market hospitals. These hospitals are a great match for our product portfolio and provide us opportunities to expand into urban and metropolitan markets. In fact,

QUALITY SYSTEMS	Page 5	7/26/2012

one of the deals this quarter was a corporate network of surgical facilities. That deal will provide us with an opportunity to expand across their installed facilities currently in over 20 states.

In addition to rounding out our product portfolio, as I just mentioned, we have had tremendous success with our previous acquisition of both our surgical system, CQI, and our new emergency department system, Poseidon. Both of these hospital systems support ancillary department hat have solution workflow differences from the rest of the hospital. We’ve seen great interest from our clients in these offerings, providing both up sell opportunities in our base and giving us a full product portfolio when addressing new opportunities.

I want to especially call out and recognize the extraordinary effort of our implementation team. With the success of our division this past year, they have had to build the infrastructure needed to successfully deliver the products and services we have sold under a very tight timeline. The last quarter alone, they brought over 20 hospitals live on our product suite, adding to a current year total of 33 since January. These hospitals are all on a trajectory to complete their attestation for meaningful use prior to the government’s fiscal yearend this September. This is an extraordinary feat by both our clients and our internal team and I’m very proud of everyone in the division who has worked hard to reach this achievement.

In closing, we are continuing to focus on the rural and community hospital market which is our strength. In this segment, we continue to see a strong pipeline of deal opportunities ahead and are enjoying the new urban and metropolitan market opportunities that our specialty hospital offerings will provide. Thank you for your time and attention, and now I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks, Steven. Good morning, everyone. As you might recall, NextGen Practice Solutions became NextGen RCM Services in the first quarter having officially launched our new name. As stated last quarter, we feel that it better represents the outsource services we provide to our customers which are focused on revenue optimization and software utilization. Our full service RCM solution is not a co-sourced solution and truly includes all components of the revenue cycle from provider credentialing to denial resolution to customer service to account management and data analytics. We provide our clients the opportunity to focus on patients, not paperwork.

RCM Services revenue for the first quarter was $15.8 million, representing an 18% growth over the prior year quarter and a 23% growth in core RCM excluding one time software sales. We continue to improve operating margin through revenue enhancement and cost reduction initiatives led in large part by our best practice methodology that’s laser focused on continuous improvement of service delivery to our customers.

Our backlog of signed deals not fully implemented remains strong and our sales pipeline is the highest it’s been to date thanks in large part to our growing sales team. We were disappointed to learn about Health Management Associates’

QUALITY SYSTEMS	Page 6	7/26/2012

selection of a competitive EHR. While it was always HMA’s intent to implement our software and services across their entire employee physician group of 1,200 providers, we only have 412 HMA providers utilizing our RCM services today.

Based on our prior experience with HMA management, we do not expect them to mandate a solution across their employee physician group and also recognize that any migration will take time. And as Scott indicated in his comments, some of the larger HMA employee groups intend to continue to use the NextGen products already installed in their practices. We are currently working with HMA management to better understand their plan and will continue to support them in a manner consistent with all of our customers.

The IASIS healthcare contract is already fully implemented as reported last quarter. There are 296 providers in four states and six markets live on NextGen RCM Services with continued growth expected as they aggressively expand their network of employee physicians across the country. We are realizing a 97% first pass EDI rate versus an 82% to 85% historical run rate in the past. The relationship is strong and they are pleased with our progress and results to date.

As previously reported, we signed several deals to our full service RCM offering in the fourth quarter, all of whom selected RCM Services to help them reduce costs, optimize revenue, and maximize the use of the NextGen product suite. One such deal is a 36 provider FQHC that was an existing NextGen EHR/EPM customer that was struggling with cash flow and managing their revenue cycle. They signed with NextGen RCM Services in February, 2012, went live March 1, and have already realized an 18% improvement in collections. This is another example of the impact we are making on our customers’ revenue cycles.

We recently announced the acquisition of Matrix Management Solutions and remain excited about the addition of this great team. We are intently focused on integrating Matrix into our organization and finding ways to continue to improve our service delivery. I am confident that we remain well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full service, all payer, best practice solution that is built on NextGen’s industry leading software platform. Thank you for your time and interest in our company and I’d like to turn it back to Steven for additional comments.

Steven Plochocki:	Thank you, Monte. You know, folks, in light of the quarter that we had and the fact that we indicated that we’re not going to provide guidance on a going forward basis, I thought I would take a moment to reiterate our strategy. I think it’s important for you to hear this and understand it even though we’ve talked about it in the past.

Our strategy to capture significant opportunities for continued revenue and earnings growth in this marketplace is quite sound. We will continue to pursue significant opportunities to sell our electronic health record and complimentary solutions. Industry estimates indicate that the addressable market for EHR solutions is 40% for physicians and hospitals. We are only in the second year of government incentive payments to physicians and hospitals and we anticipate

QUALITY SYSTEMS	Page 7	7/26/2012

continued opportunity in this market as incentive payments drive further adoption. NextGen’s Ambulatory ERH currently is 5th out of 400 competitors in Medicare attestations, showing its strength in enabling our customers to demonstrate meaningful use. As the government’s requirements for achieving meaningful use and receiving incentive payments become ever more stringent, we believe the proven vendors like NextGen will separate from the pack as physician groups replace systems by vendors that simply cannot meet these requirements. We see significant potential for cross selling new solutions to our existing customer base and bundling multiple solutions for sale to new customers.

Over the last several years we have established four business units led by experienced managers to provide focused leadership, to develop the business plans’ technology infrastructure required to successfully introduce new complimentary software and services. At the same time, we have worked to tightly integrate many of these new solutions with our existing software to further strengthen our ability to cross sell within our existing customer base for each of our product lines and win multi solution deals with new customers.

For example, we announced that IASIS Healthcare had agreed to deploy our RCM services to its network of 19 hospitals across 7 states. We announced this a little earlier this year. IASIS, which already had licensed our ambulatory EHR software, initially selected our Practice Management solution to enhance its financial workflows. But later decided to implement our Revenue Cycle Management services in order to quickly and effectively roll out a new financial system across its enterprise. In addition, we announced a new agreement with Norton Sound Health Corporation headquartered in Alaska. We deploy our ambulatory EHR, our ambulatory practice management, inpatient clinicals, inpatient financials, and other solutions over 15 health centers located throughout the region. As well as Southwest Community Health for ambulatory EHR and dental. Two hotly contested wins that were multiproduct sells.

We seek to stay at the forefront of developing technology in our industry. In addition to ongoing enhancements to our core software products, we are developing and acquiring new technologies to capitalize on future growth opportunities and to support delivery models such as the emerging accountable care organization model. Examples of recently introduced enhancements and solutions are enhancements to our Ambulatory EHR solution provides physicians with automated outcome reporting, enhanced disease management capabilities, and a new user interface that can make the latest version of our EHR more intuitive and easier to use.

Our new patient population management solution allows physicians to monitor patient compliance with treatment plans and to track, capture, and process revenue associated with proactive patient communication and care. Our performance management suite provides sophisticated self service analytics to help healthcare organizations meet reporting needs for regulatory, clinical, and key financial performance indicators.

Our NextGen solution is an innovative digital pen device that quickly and

QUALITY SYSTEMS	Page 8	7/26/2012

accurately captures patient data for transfer to our Ambulatory EHR solution, eliminating paper entry and transcription costs while improving operational efficiency.

Our NextGen mobile solution allows providers to access records and perform various services such as viewing and making appointments, documenting phone calls and updating components to the patient records from a variety of handheld devices. New surgical management and enterprise scheduling solutions offered by our Hospital Solutions division enable hospitals to improve patient, resource, and staff management to increase capacity and efficiency of surgical operations.

Our health information exchange is a highly secure data exchange and repository that enables electronic transfer of clinical information among disparate healthcare information systems within a region, community, or hospital system. In addition to the currently available solutions, we are in the process of developing new Ambulatory, Hospital, and Dental software as a service offerings that will rely on cloud based architecture and allow us to increase our recurring revenue base.

QSI is at the forefront of enabling new healthcare delivery models such as ACOs, patient centered medical home, fee for performance. Many of the new products and enhancements described above address growing demands of healthcare providers to be more effective in terms of the way they deliver care, manage costs, and improve outcomes.

We see opportunity to grow our RCM service business, as Monte had explained to you, as the industry seeks to reduce costs by outsourcing billing and collection activities. Management is actively looking to capitalize on the growth and potential we see in this line of business in particular by extending our current RCM capabilities into the dental and hospital markets of which we are actively pursuing at this moment.

With 9 acquisitions in the last 4 years, we continually evaluate acquisition opportunities of all sizes. A core part of our acquisition strategy is to use bolt on acquisitions to fill a strategic gap or kick start our entrée into newer business lines. For example, we recently acquired Matrix Management Solutions to expand our RCM offering and we acquired the Poseidon Group to expand the emergency department capabilities of our hospital solutions customers.

We also have considered and will continue to consider larger, more transformative transactions. Regardless of the transaction size, we will continue to focus on acquisitions that provide a strategic benefit to the company and make financial sense for our shareholders.

Again, in the past 4 years we have made 9 acquisitions that have helped grow the company and solidify its market position. At the same time, we have been disciplined in the pursuit of acquired businesses and have rejected acquisitions both large and small because they were strategically or culturally incompatible or not financially accretive. Acquisitions will continue to be an important part of our growth strategy.

QUALITY SYSTEMS	Page 9	7/26/2012

As we look ahead to capture growth opportunities, we are working to achieve cost efficiencies that will increase our margins. Our expanding use of offshore capabilities, in particular for software development and other back office functions, is one example. Our growing technology innovation center in Bangalore, India currently employees more than 150 technologists and engineers, significantly increasing the breadth and efficiency of our product development expertise. International expansion is another area of focus in our growth strategy as cited by Scott and is evidenced by our first international distribution partnership with Dell and Puerto Rico Hospital which we announced last month. These initiatives will allow us to move towards a successful long term future in light of current changing market conditions.

Operator, we’ll now take Q&A.

Operator:	Thank you, sir. As a reminder, ladies and gentlemen, if you have a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. Also, if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Ryan Daniels, with William Blair. Please go ahead.

Ryan Daniels:	Yes, Steve, I wanted to get a little bit more color on your win rate during the quarter. How much of it is kind of the evolving market as you called it versus a market that’s becoming more competitive? Are you guys shifting into the smaller group practices and are less penetrated and perhaps having less of a reputation in that space?

Steven Plochocki:	Well actually, when you take a look at us categorically where we do probably between 2,000 and 2,100 deals a quarter, all of our areas in the mid to small ranges of deal flow are continuing to grow. The problem that we’re encountering is the fact that we’ve seen a slow down in deal flow at the high end. I’m talking about 7-figure type deals. That’s really what’s impacted us. This industry is interesting to me in the sense that we have, in 2,100 deals you could have 2 or 3 deals that push and they dramatically impact your quarter. Or you could get those 2 or 3 deals in that quarter and they dramatically impact it the other way. And that’s the world we live in and it’s one of the reasons that we found it so difficult in terms of the fact that if our deal flow at the high end is at least at the present time slowing down a bit, then that means we have to close those deals at an incredibly high percentage to be able to hit quarters in the manner in which we want. And I will tell you last quarter we had 7-figure deals, we won them all, 3 pushed, and we lost one. So in essence we’re scoring at a high rate, but the number of those larger deals, at least right now, is slowing down.

What we’re trying to understand is, we saw the stage 1 surge. We are growing our implementation in that area now because of the great volumes that were built up during that selling process. Government announces stage 2 and ICD10 delay one

QUALITY SYSTEMS	Page 10	7/26/2012

year. And then all of a sudden we see a slowdown in deal flow. So we don’t believe the market has peaked yet. Do we believe it’s at the higher end? Probably. But we don’t believe it’s peaked yet. We’re going to have to wait to see, as Scott cited, that once the final regs and timing of stage 2 and ICD10 do become more clear, whether there will be another surge in the market.

Ryan Daniels:	Okay, that’s helpful color. Then looking at where the stock is today, I think you’ve got about probably 15% or so of your market cap in cash. Does that change your capital deployment thoughts going forward? I mean you talked about M&A opportunities being important and perhaps doing some larger transformative deals, but also with where your shares are, is a pure repurchase potential in the works or more attractive?

Steven Plochocki:	Well I think without disclosing anything that I can’t disclose, we have a number of different opportunities that we’re engaged in right now. And we think the utilization of that cash in bringing those opportunities to fruition is what we’re going to be using that money for.

Ryan Daniels:	Okay. Then last question and I’ll hop off in the queue, just I know you withdrew your guidance for the year given some of the lumpiness in the systems sales, but do you think you could still have earnings growth on a year over year basis? And how quickly would you adjust your kind of SG&A spend in your sales force infrastructure if the market continues to lag and look a little slower here in the interim? Thanks.

Steven Plochocki:	Sure. In terms of adjustment, we are taking a look at our organization in terms of our cost structure. We are moving rapidly to move elements offshore. We brought in a senior vice president of global operations who quite honestly I think right now is still in India. He’s in India exploring different options for us there. We want to be able to move certain elements of our business offshore to help on our cost side. But we’re not going to be Draconian. We still believe that there’s a lot of market. We still believe that there’s more surge coming and what we don’t want to do is put ourselves in a position where we overreact and then we have to make quick adjustments that could be too late later.

Ryan Daniels:	Okay, thanks again.

Operator:	Our next question is from the line of Charles Rhyee with the Cowen Group. Please go ahead.

Charles Rhyee:	Yes, thanks for taking the question, guys. You know, maybe a question for Scott here. When we think about the pipeline number, and I just want to make sure I heard you correctly, you said the pipeline is $153 million. And was there anything taken out for HMA? Because obviously you only have a portion of the providers at HMA today. Have there been some carrying amount on your expectations of getting more HMA providers? Maybe start there.

Scott Decker:	Yes, so this is Scott. We did reduce a slight amount for future expectation on HMA. You did get the number correct which was $153 million.

QUALITY SYSTEMS	Page 11	7/26/2012

Charles Rhyee:	Okay, so can you give us a sense of the magnitude? Because last quarter our pipeline went up. Presumably you’d say if it slips, if a deal slips, doesn’t it still stay in the pipeline? So can you help us with what’s really come out of the pipeline? What are you really looking at that makes you think that the pipeline is coming down as much as it is sequentially?

Scott Decker:	The HMA in and of itself was not material in the number, so I would say more it’s just the overall choppiness that we’ve indicated. So the pipeline on the backend just isn’t refilling as fast as it was in the past. If I look at it categorically, the top end of the pipeline is pretty similar to where it has been. There’s just at this point, there’s not as much overall opportunity out there.

Charles Rhyee:	Okay, and is it fair to think it’s really more at the large end where you’re not seeing — that you’re talking about that we should primarily thing of it that way?

Scott Decker:	I think that probably has the most dramatic effect, taking if the bigger end of the market slows down, that’s going to have a fairly meaningful impact on the numbers. Now, with that said, as I indicated, we had some pretty large partnerships that are getting recreated here and I think that will start to build it up in the coming quarters.

Charles Rhyee:	So then yeah, maybe last question, you talked about a big payer contract. Is that in the pipeline? As we see that $153 million today?

Scott Decker:	No, not in a material fashion. So as I indicated, there’s a short term purchase that’s pending with that agreement and that’s reflected in the pipeline, but we haven’t done any projections yet any further out. So that would be a great example. We’re also having conversations with large health systems and that’s not reflected. One of the other things that Steven talked to, just shift in the market a little bit. We see behavioral health growing dramatically right now. We see rehabilitation kind of things growing. So there’s a bit of a pause as we shift our resources and our sales efforts to kind of where the market is going rather than where it’s been. And the pipeline reflects that a little bit. As I said, I think as we get shifted to where some of the more opportunistic things are, we’ll see it start to build up.

Just one other quick thought, we’ll shift some of our resources more to the inpatient side, just where we see growing opportunity there. So we’re being very opportunistic. We recognize the market shirted and the good news is we can shift our portfolio and our resources to go after where maybe some of the more emerging opportunity is. But it will take a little time to rebuild.

Charles Rhyee:	Thanks. And just for clarification, the definition of your pipeline is, if I recall correctly, is the value of deals that you think you can close within the next 6 to 9 months. Is that still roughly the definition? Like if you win a certain percentage within the next some period, right?

Scott Decker:	Right, it’s a blended model that looks out 6 months.

QUALITY SYSTEMS	Page 12	7/26/2012

Charles Rhyee:	Okay. Great. Thanks a lot, guys.

Operator:	Thank you. Our next question is from the line of Jamie Stockton with Wells Fargo. Please go ahead.

Jamie Stockton:	Good morning. Thanks for taking my questions. Scott, maybe sticking with you initially, I look at the number of contracts that you guys signed for NextGen Ambulatory during the quarter, it still remained relatively low. I know you guys have talked about some of the larger deals not closing, but is there also something going on on kind of the smaller physician practice side of the business where maybe there are a lot of incremental competitors and that is somehow undermining the ability to close more contracts?

Scott Decker:	Jamie, I would really just characterize it as just an overall. So the biggest impact, as Steven has indicated, is clearly at the large end. And we’re not winning or losing anymore than we ever had, there’s just not quite as many to compete for there. And I can almost characterize that up and down the line. So from a revenue impact standpoint, the larger deals being a little more scarce hurts that number. From a number of deals we get done, it’s just choppiness across everything affects that number. So I don’t see one area being any heavier than the other. I don’t think we’re doing — I think proportionately we’re doing the same number of small, medium and large deals. They’re just all down about 25% from where they were at our peak a couple of quarters ago.

Jamie Stockton:	Okay, and then Steven Puckett, on the inpatient side, you know there was this rush last year for hospitals to start [attesting] by July. It seems like that same rush may have happened again in 2012. Could you comment about whether or not you guys saw that? And then maybe how you would expect the number of deals in the second half of the calendar year to be impacted by that?

Steven Puckett:	Sure. Yeah, if you follow the rules for hospitals which are slightly different than they are for physicians, everything is keyed on the government fiscal year which is September the 30th. And so for our critical access hospital, which is the smallest of the hospitals that we do out in the most rural places, those guys were all driving significantly to September 30th of this year to attest for meaningful us. That was their maximum reimbursement level if they achieved it by that point. Interestingly enough, for the PPS hospitals, which are the larger hospitals and which we have a number of those as well, they can be small, they can be mid, up to the largest hospitals, that drives towards next year September the 30th, 2013 calendar year. So we are staffing appropriately to see really the same trend that we saw this time around. So the prospect there looks very good for us.

Jamie Stockton:	Okay, and maybe last, Monte, on the RCM business, you guys have continually talked about how there’s a big opportunity and things are looking good, but it doesn’t seem like that business has really grown, especially if you back out Matrix for the last 4 to 6 quarters. What’s the disconnect there?

Monte Sandler:	Well, we’re continuing to work on the sales and marketing side. We’ve recently

QUALITY SYSTEMS	Page 13	7/26/2012

added, I think I reported to you last quarter, some additional sales personnel, domain experts. And we’re pleased with the progress that they’re making and the pipelines they’re building. And I think that’s really where our focus is really on the sales and marketing side to continue to cross sell into the existing NextGen customer base and also compete with net new customers.

Jamie Stockton:	Great, but I guess when do you think organic growth wise, we’ll start to see that show up?

Monte Sandler:	Well, I mean we’re starting to see it. I announced several deals being closed last quarter, we saw some more this quarter. We’ve already closed some in the current quarter. So I think we’re starting to see that and expect that it’s going to continue to ramp.

Operator:	Our next question is from the line of Glen Santangelo with Credit Suisse. Please go ahead.

Glen Santangelo:	Yes, thanks. I also want to follow up with a question for Scott. You know, Scott, based on your prepared remarks, you seem to think that you’re just seeing a pause in purchasing and we’re coming into the final phases of these stage 1 purchases and you sort of cited that there’s a lack of clarity on stage 2 and everyone is waiting for ICD10. And so I just want to get your overall assessment of the market. Do you believe that from your perspective most of the stage 1 purchases are now done and without clarity on stage 2 that we’re about to witness a slowdown in the overall market growth?

Scott Decker:	So from an ambulatory standpoint, yeah, I think we definitely feel like from a getting ready for 1 purchase standpoint — I mean if you hadn’t bought by now, there’s no way you’re going to hit the date basically. I mean you had to be implemented by October of this year, so somebody buying right now isn’t going to qualify for year one. So that definitely had an impact on everybody back loading into the last 3 or 4 quarters. You combine that with no clarity at this point on meaningful use two or timeline, that doesn’t come out until this fall. And then the ICD10 getting delayed. And both of those we thought would certainly be wind behind our backs as we’re able to quickly get our product ready for meaningful use 2 and ICD10 and we think many of the competitors are going to have trouble. So we lost that momentum. So my view right now is, there’s a lot of implementation going on and that’s reflected in our numbers of all the licenses people have bought up and there’s a bit of a pause waiting to see what’s going to happen with the next set of regulation. And there’s I think a very good chance that things will start to pick up again with that clarity.

Glen Santangelo:	And so, Scott, how do you think about the market opportunity in stage 2 versus stage 1?

Scott Decker:

It’s probably not as dramatic. So as Steven said, I don’t think we have a lot higher to go, but I think we still have a chance of being back to similar levels. What’s not real clear is how stringent the meaningful use 2 criteria are going to be. From us looking at it, I think it’s going to take a lot of the competitors out of the market.

QUALITY SYSTEMS	Page 14	7/26/2012

ICD10 isn’t trivial, so while you might not see as much of a market opportunity, a shrinking of the competitors and some bump in market opportunity should be a good combination for us.

Glen Santangelo:	Thanks. Scott, maybe if I could just add one final question regarding the ambulatory product. Essentially one of the issues that I think has been on some people’s minds is the interoperability costs where QSI is not the incumbent on the hospital side. So I’m trying to assess if that’s starting to have an impact given the significant ownership of physicians. Are you starting to see the become a little bit of an issue as some are incrementally more concerned about those interoperability costs? Or are you pretty certain that it’s just a slowdown in the market and maybe NextGen is just not losing a little bit of share or maybe the answer is somewhere in the middle?

Scott Decker:	Yeah, so probably not middle, but I’ll swing it a little bit. Clearly, Epic is a challenge for us like it is for everybody in the market. After that though, I think we’re doing quite well. The one that gets presented to me a lot is Cerner for instance. And we can cite many of our very largest clients are Cerner based and they’re as aggressive as they have ever been on proceeding with us on the ambulatory strategy side.

So that would be my next warning sign and I see nothing there. After that, we do extremely well. As you know, we’ve had a long term relationship with Siemens and we do well in those clients. We have plenty of Meditech. So I think we’re okay there with the exception of, like everybody else right now, the guys at the high end of this thing cause us a little bit of pain.

Glen Santangelo:	OK, thank you.

Operator:	Our next question is from the line of Ricky Goldwasser with Morgan Stanley. Please go ahead.

Zach Stopcheck:	Hi, this is Zach Stopcheck for Ricky. I had a question first about stage 2 implementation. When it gets finalized, I guess likely in the fall, how much of a delay is there between that and when you’ll start to see these bigger pipeline deals start to come to fruition?

Scott Decker:	Yeah, so expect — I mean, there’s two things we need clarity on. One is meaningful use stage 2. We do expect that in the fall. And then ICD10 still hasn’t been set how much of a delay that’s going to be. Right now the speculation is it’s going to get delayed a year. If those two things coincide, it would say everybody has a tremendous amount of upgrading and purchasing to do in early 2013 to get ready for all those deadlines in 2014. So there’s a lot of ifs, ands and buts in that and that’s the challenge right now. And giving any kind of guidance is — we need clarity on those things. If it plays out as we see it, with things getting clarity and the deadline staying in 2014, that would seem to me as we get into 2013, we ought to definitely see that have an influence.

Zach Stopcheck:	Great, thank you. And one question just to follow up on HMA. You mentioned I

QUALITY SYSTEMS	Page 15	7/26/2012

think it was 412 providers that you were with. I’m just curious what the pushback was on preventing deeper penetration. If it was they had other systems or if there was some other reason that it wasn’t higher.

Scott Decker:	Yeah, so a little bit more clarity. We had 412 on RCM. In addition to that we had 165 on EHR. So combined we probably had 570, 580 sites. Where we had the most struggle was getting — our traditional model is to work in partnership with our large enterprise clients on deployment and we really had trouble getting synergy with HMA in regions across the country to get deployment done. So 9 times out of 10 we do great on these large ones. We just couldn’t quite figure out the model with those guys and so our penetration only ever got to about 40% to 50%.

Monte Sandler:	This is Monte. The other thing that I would add to that is, and I have it in my prepared comments, I mean we historically have not seen HMA mandate any particular solution. So I think that certainly plays into it as well. Operator, we’ll take the next question.

Operator:	Next question is from George Hill with Citigroup. Please go ahead.

George Hill:	Hey, guys, good morning, and thanks for taking the question. Scott, I’ll start off with one for you first. Can you tell us during the quarter which portion of the contracts that were signed came from Greenfield business as opposed to displacement business?

Scott Decker:	Yeah, hang on a second, let me get that number. 74% was Greenfield, so there was no installed EHR.

George Hill:	How should we think about churn? And I guess what I would ask, coming to this quarter, and if we include HMA, are you guys net up on providers or net down on providers?

Scott Decker:	I don’t think we saw hardly any de-installs. And as I said, even HMA, they haven’t communicated anything to us at this point which says it’s quarters away before we would see anything. So everything — I would say it’s almost completely net up. Anything we signed raised our provider count.

George Hill:	Okay. And I guess that kind of leads to what I would think of as the next interesting question. You said HMA hasn’t said anything to you yet. When the company looks at the history of displacements, what type of heads up do you normally get? I’m recognizing there might not be a lot of them.

Scott Decker:	Yeah, so you clearly have probably three to six months. Because in most cases they’re going to want to go through some sort of conversion and so it takes time for all that to happen. The other thing, as Monte said, we’re executing pretty well and there’s a lot of HMA that’s still un-penetrated. So it’s probably not my position to talk what HMA’s strategy is, but to us it would make sense they would go after the part that’s not penetrated yet first to try to get the best results there. So all this is speculation at this point and all we can give is our best perspective.

QUALITY SYSTEMS	Page 16	7/26/2012

George Hill:	Okay, and then maybe just last one more for Paul on the accounting side. We kind of saw the historic tie between the implementation stream and the software revenue change this quarter with implementation in training spike. Can you talk about what drove that?

Paul Holt:	Well, yeah, implementation and training is not necessarily a function of what you sell, it’s a function of what you render. So I wouldn’t suggest that there is a direct connection there. Typically when we sell a system, you deliver the license and you record your license revenue, but you won’t see the service revenue until one or two or three or four quarters after that. So I wouldn’t necessarily put that, call that a direct connection in any given quarter.

George Hill:	Okay. All right, I appreciate the questions. Thanks.

Operator:	Next question is from the line Richard Close with Avondale Partners. Please go ahead.

Richard Close:	Yes, thank you, can you hear me? Great. Monte, I guess starting off with you, in your comments you talked about operating margin improving in the Practice Solutions or revenue cycle division. But it looks relatively flat so I wonder if you can give us — that’s year over year. I wonder if you can just give us some color on that?

Monte Sandler:	Yeah. So I also had reported 18% revenue growth year over year with 23% growth in core RCM. So when you look at prior year, there were system sales at a much higher level. And those tend to be much more profitable sales that impact operating margin. So I guess my point is that with a 23% growth in core RCM, and from your perspective seeing flat operating margin, it really means that we continued to improve operating margins because we’ve reduced the amount of system sales, the high profitable system sales in the current year.

Richard Close:	Okay, and then with respect to I guess the pipeline discussion, is there just a chance here that NextGen is not being even or seeing larger type deals? That there’s larger type deals out there in the marketplace that are not even coming across the doorstep of NextGen? Maybe they’re just staying with the hospital vendors, a Cerner or an Epic or some of the other guys?

Scot Decker:	It’s a hard thing to answer that, Richard, because you don’t know what you don’t know. We do get third party reports on that and from what I’ve seen, there hasn’t been any dramatic effect in the number of deals where we’re being considered. Now is there a chance that there’s large hospital systems who are just going straight to whatever their installed vendor is and those just aren’t in play? Yeah, it could be happening. I think it would be naïve to not think that that’s happening on occasion.

Richard Close:	Okay, and then I think Ryan asked this question leading off the Q&A with respect to earnings growth year over year you are not providing guidance or reaffirming previous guidance or updating guidance. Should we expect any year over year growth his year in earnings?

QUALITY SYSTEMS	Page 17	7/26/2012

Paul Holt:	Hi, Richard, this is Paul. I think, as Steven mentioned, the visibility is a little tough. But is it possible? We would say absolutely. I mean there are opportunities out there that Scott has been talking to and I think there certainly, there’s reasons to be optimistic. We just don’t have great line of sight to it. So that’s why we felt it was just prudent to do what we did.

Richard Close:	Okay, thank you very much.

Operator:	Our next question is from the line of David Larsen with Leerink Swann. Please go ahead.

David Larsen:	Can you just remind me how you define Greenfield? So if you have 100 doctors in a practice and they buy like 10 more docs and then you install your EMR for those 10 docs, is that considered Greenfield or not?

Scott Decker:	So when I’m defining Greenfield, we started doing this several quarters ago just because of some confusion, what I’m really looking at is new purchases. So it doesn’t consider any established accounts. So in this quarter we had 75 new purchasers, new accounts. So 75% of those 75 did not previously have an EHR in place.

David Larsen:	Okay, and then in terms of implementation efforts, like are you seeing any — is there any change in like how are your resources? How are your implementation staff? Are they pressed? Are any accounts stating that, hey, we need help designing these templates, we need help designing these modules? You talked about your partnership with HMA, how typically you rely on them to maybe do some of that work. How is that going? Do you need to hire up there or are they stretched thin? Can you talk about that a little bit?

Scott Decker:	Yeah, and we need to talk about it on two fronts because it’s definitely different stories ambulatory versus inpatient. So I’ll comment on the ambulatory part and I’m going to ask Steven to help a little bit on the inpatient side. From an Ambulatory standpoint we don’t really see anything materially different in the deployments. We’re tracking really well. They’re probably at the highest utilization they’ve ever been, but at the same time, we’re keeping up with demand. So not any material change there and I think we’re peaking at system sales so we should be in pretty good shape going forward. The one thing that will be coming up in the future is the ICD10 conversion which will require us to move all of our clients over to new platform. But with the delays on that, it should spread it out a bit more than it had been in the past. And so we have plans to ramp accordingly once we get clarity on that part. But certainly in the short term we’re kind of clicking right on track with where we need to be.

Steven Puckett:	Yeah, and quickly, this is Steven Puckett, from an inpatient perspective, obviously we’ve had a tremendous couple of first years and as I mentioned, everybody was sort of racing to the gauntlet to be installed so they had their 90 days before their September 30th. So we’ve had a very busy department. We’ve actually subsidized it with a number of third parties to help us with that as well.

QUALITY SYSTEMS	Page 18	7/26/2012

What is nice about it as we continue to see this market for us move forward, is we will expect to see that capacity probably stay pretty high in demand. And we’re also prepping for something which is exciting to me. Now that we have some of these folks live, there is some real opportunity I think for consulting work. Also with some post live services that we can provide for them. So that’s the outlook from the inpatient perspective.

Operator:	Thank you. Our next question is from the line of Atif Rahim with JPMorgan. Please go ahead.

Atif Rahim:	Hi, thanks. Steve, in your closing comments you mentioned that you are working on some kind of cloud-based model solutions for the Dental EHR market. In some of your filings you discussed this for the dental market, but how far are you from launching something on the EHR side and is it going to be focused on small, mid-sized, large groups? Any color you can give us on that?

Steven Plochocki:	I’ll turn that over to Steven Puckett, he’s the choreographer of this project.

Steven Puckett:	Yeah, thanks for your question there. Yeah, we’ve mentioned on a couple of previous calls that the Company is engaged now, we’re well over a year into moving forward with an integrated inpatient ambulatory cloud based system. Definitely something, it’s an exciting project to talk about. It will be interfacing on a lot of things like devices, things like that as well as a web based platform that we’re putting that to.

As far as the timing, we’re moving ahead with schedule. We are looking at probably showing some of this in our UGM this year which is in November. And being able to move towards beta with some of the early clients as soon as next year.

Atif Rahim:	And what about the general availability?

Steven Puckett:	The general availability, probably towards — depending on the group, it will probably be towards the end of next year, the very beginning of 2013.

Atif Rahim:	Okay, and this would be able to be sold on a separate basis to providers of different sizes, too? It’s not just integrated inpatient ambulatory?

Steven Puckett:

Right, right. We’re very much embracing the fact that the markets are coming together as far as the service with the ACU model, a number of these different things. The exciting part for me is to watch how the transformation. We’ve talked about a lot of the big box vendors, people that have traditional models. The nice thing, the exciting part about reinventing so to speak right now where we are, is that we get to address the market of today and the market of tomorrow. Which will be, we believe, a very different market. So when I say that, when we say an integrated ambulatory and inpatient, we see it providing services to both of those. And that’s to the small provider and the cloud platform provides an

QUALITY SYSTEMS	Page 19	7/26/2012

excellent opportunity to do that on the economies of scale that they’re looking for as well as the large provider. And as move towards the patient centered care model which will ultimately involve the patient.

Atif Rahim:	Got it. Do you feel you are disadvantaged today without this offering? Are you losing share because you don’t have it?

Scott Plochocki:	I think it’s a challenge right now. The truth is, there’s nobody in the market that has this offering. So I think everybody is asking for it. What’s interesting, we always talk around the room everybody’s got their iPhone or whatever, everyone wants to plug and play the iPad, the iPhone. You’re looking at — as we’re looking at building this product, we’re looking at engaging those devices today. We’re realizing that they’re going to be useful in delivery of care as well as the traditional desktop model. So what’s interesting is nobody has these things today. Everybody has something you can add on or buy with that, but it really isn’t integrated into the product. So your question is, yeah, I think we’re impacted to some degree. But I think the entire market is impacted as everyone looks for a solution like this. And as of now I know of nobody that provides this comprehensive solution in this model.

Atif Rahim:	Got it, understood. And then one for Scott. Scott, in terms of the contracts, signing new contracts, about 75, that was similar to last quarter. And I think just looking at the Company’s history, the large deals have been maybe in the high single digits, low double digits. So that to me implies that there is some weakness beyond just the large markets. So where are you seeing most of that?

Scott Decker:	So let me make a couple comments. And actually just one follow-up even to the comments we were just having on our web based architecture. The good news is, we do have SaaS offerings running across all platforms today. So while we aren’t truly on a web based architecture, it’s not that we’re not able to support cloud based strategies of most of our clients, so we’re in good shape there.

As far as from a market, similar question to what somebody else asked. I agree with your assessment which is the large end isn’t seeing as much, but it really does go throughout the entire opportunity base. I mean mid and small also are challenged right now with a bit of pause for all the reasons we have talked about. So when you look at gross number of deals signed in a quarter, that’s gone down because of that. The piece that has the most impact on just revenue, just because of the size of the deals, is the large end. Just as a side note to all that, I actually did just get a note that the large payer agreement I had eluded to did sign this morning. So that is a notch in the right direction and it’s a great example of the new emerging market for us that we’re pretty bullish about.

Atif Rahim:	Okay, perfect. That’s good news. We’ll stay tuned. Thank you very much.

Operator:	Thank you. The next question is from the line of Stephen Shankman with UBS. Please go ahead.

Stephen Shankman:	Great. At this point most of the things I’m interested in have been asked and

QUALITY SYSTEMS	Page 20	7/26/2012

answered. But a quick follow-up here on HMA and I know the comments you’ve already made there, but we’ve seen some estimates that the revenue contribution for HMA was say $20 million to $30 million. That’s a pretty wide range, so I was curious if you can kind of give some more granularity around that number. And also take a stab at potential bottom line impact that we may see from HMA?

Steven Plochocki:	I think without — first off, that number is absurd. The installed base that we have there probably has less than a half a million dollars a year in maintenance affiliated with it. On the RCM side, which is spread out through their organization, there’s probably between $7 million and $9 million of potential impact. Now again, that’s the total, that’s it. The opportunity lost is probably part of that as well. But the bottom line, you’ve got to remember what was said earlier. We signed that deal with HMA back in 2007. HMA, at least historically, behaviorally never really mandated to their base that they must use any particular product. So hence in that period of time between 2007 and recently, we were able to start working with about 400 or 500 doctors. So if we lost very bit of that, every single bit of it, first of all it would probably take a couple of years. Second, it would probably be about in the $8 million to $9 million range.

Stephen Shankman:	On the top line?

Steven Plochocki:	Yes.

Stephen Shankman:	Any potential estimate of the bottom line impact?

Steven Plochocki:	No. No, I’m not going to do that.

Operator:	Our next question is from the line of Bret Jones with Oppenheimer. Please go ahead.

Bret Jones:	Good morning. Thank you for taking the questions. I just want to go back to the pipeline for a second because I was a little bit confused on the magnitude of decline. I know you touched on this earlier, but with the $36 million decline in pipeline, it’s more than the entire software, hardware and supplies line. And so you can talk about the backend not refilling, but the front end’s not puling very hard either. And so I was just trying to understand, was there something other than a small amount of HMA that came out of there? Was there a revaluation of the pipeline or what am I missing?

Scott Decker:	There actually was a couple big transactions that were out at the tail end of the pipeline when I dug into all of the numbers that we did pull out. Some large, multisite type environments that just never materialized. So that’s probably having as much impact as anything on the overall number. So you can combine a softer market with a couple of those larger transactions being pulled out and that’s how I would reflect what the change was.

Bret Jones:	That makes a lot of sense and I appreciate that. One other question I just wanted to hit on, Hanger Orthopedics. You talked about hitting a milestone in terms of delivering the pilot software and I was just wondering, was there any revenue recognized with that milestone being achieved in the last quarter?

QUALITY SYSTEMS	Page 21	7/26/2012

Scott Decker:	There was. We didn’t report the specifics of that, but yes, there was some revenue impact from the development work we had done there.

Bret Jones:	Can you give us a sense of if it was material or not?

Paul Holt:	This is Paul. We did have some revenue, but we had some costs as well because we had deferred on the costs. So there was revenue, it didn’t all just drop to the bottom line. I think we did mention it was north of the seven figure mark, but I don’t think we really want to get into any more detail than that.

Scott Decker:	I think the important part on that — I mean, yeah there’s revenue associated as we go through that development effort and into the pilot. The big opportunity is, as we get into the rollout which is, as I said is almost 3,000 providers, and at this point we haven’t recognized any revenue for that anticipated licenses in the future.

Bret Jones:	Okay, that’s great. And then just lastly, I know you don’t want to talk about the proxy itself, I was just wondering if you could give us a sense for what the proxy costs were in the quarter?

Scott Decker:	We did have some costs related there. I mean I wouldn’t call it necessarily material at this point, but we did have some costs that were hitting us on the SG&A side and we will have costs going into next quarter as well, so you can expect that.

Bret Jones:	Okay, great. Thank you very much.

Operator:	Next question is from the line of Steven Halper with Lazard Capital Markets. Please go ahead.

Steven Halper:	Recognizing that you have some of these industry challenges, especially at the large physician group, we’ll take that as a given. But with respect to the product on NextGen ambulatory, EHR, with respect to the product and the service offering around that, what is your customer feedback telling you in terms of your overall quality levels and quality of the product itself?

Scott Decker:	This is Scott again. What the customer tells us is that we’re in pretty good shape from providing a great enterprise solution. As some of you know, or many of you know, we had some quality issues back almost two years ago. We’ve addressed many of those and the releases coming out now are of a very high quality level. And so there’s a little bit of baggage we carry from a couple of years ago, but most of the reports and the conversations I have now with the clients as I’m out there talking to them is very positive.

The other thing where we were beat up a bit in the past, was the complexity of the user interface. Due to the robustness of our product, it was getting tough to use and that’s another area that we’ve really invested in the last year or two in totally redesigning our user interface. And once again, the clients who are now bringing that software up are ecstatic. And the feedback even coming out of KLAS type surveys is very positive on that.

QUALITY SYSTEMS	Page 22	7/26/2012

Now the challenge we have is with almost 70,000 physicians deployed over the last 15 years, it takes a while for us to get that installed base all up onto the latest and greatest generation. And as we do, I think as I said, the new clients coming on and the ones who have shifted, are very happy. My challenge right now is to get all those people who are on more legacy type back versions up on to the most current stuff. And I think we’re going to be in really good shape then.

Steven Halper:	And I know this has been asked before, but the lack of a true cloud offering in that segment, is that a problem based on, again, what the customer is saying?

Scott Decker:	No. As I said, the ability to deliver via a cloud type architecture, which we literally do with probably 10,000 clients now through our relationship with Dell and Perot[PRHS], it needs to be able to be delivered that way and we do fine doing that. Architecturally, some of the clients would love to see us get to a pure web based platform. But as Steve said, there’s nobody in the market there other than maybe one or two players today. Look at Epic who is on 30 year old technology. Clearly it doesn’t affect sales. So we don’t see that — we think it will be a nice new ability for us when it gets here, another differentiator, but I don’t think it’s hurting sales at this point at all.

Operator:	Our next question is from the line of Sean Wieland with Piper Jaffray. Please go ahead.

Sean Wieland:	Hey, thanks. So I guess my question is, pulling guidance conveys a level of uncertainty that certainly the market us uncomfortable with. You touched on it a little bit, but I just want to come back to it again? Why pull guidance as opposed to just lowering it given maybe even a worst case set of circumstances out there?

Steven Plochocki:	Well, Sean, the theme of guidance for us essentially, is you know we’re a company that hardly ever provided guidance for 20 years. It was because of the nature of our business, the nature of the business being such that so many deals moved to the tail end of a quarter, even down to the last two, three days your quarter made or not made on the last three days. And that uncertainty of deals in or deals out and the impact it can have on your quarter is huge. We — that’s what the Company resisted guidance of the longest time. We had a period of post the announcement of the stimulus where we had a great visibility in terms of a lot of different areas. Web hits going up, online demos going up, leads going up, pipelines going up. I mean we had comfort and visibility in the fact that future quarters were there. And so that’s when we started to provide, if you’ll remember, directional guidance where we were talking about being comfortable with the consensus view of the analysts. And then of course prior, coming into this quarter, excuse me, into this fiscal year for us, we felt that the things that we were seeing, which was still a strong pipeline, analyst reports still citing that if there was going to be a peak, it was going to be a peak in 2013. And we felt internally with our sales guys that we could still be comfortable at a 20/20 range because of what we saw.

QUALITY SYSTEMS	Page 23	7/26/2012

And then as you know, the last couple of quarters were below our expectation, certainly below the performance levels that we’re accustomed to. And simply, we just — when we take a look at the pipeline and we take a look at the number of deals that we’re working on and we take a look at areas like people — stage 2, ICD10, starts and stops, and big rush to stage 1, now implementation is starting to accelerate as you see in our numbers. A delay in stage 2, a delay in ICD10, things yet to be defined in those two areas this fall, we just didn’t have any clean visibility to provide that type of guidance that we thought would be responsible. And so we felt it was prudent to not do that.

Operator:	Our next question is from the line of David Windley with Jefferies.

David Windley:	Hi, thanks for taking the question. I wanted to ask a follow up on the Hanger deal. I believe that you had quantified previously that you might recognize as much as $20 million from that relationship in I guess your fiscal 2013 I think was the reference. And that a very small amount of that had been recognized prior to this quarter. So I guess I’m wondering in relation to Scott’s earlier comments on the kind of deliverable schedule, I’m wondering how much of that you still expect to recognize over the next several quarters. Or did some of that timing slip again in reference to Scott’s more qualitative discussion earlier?

Steven Plochocki:	I’ll turn it over to Scott to give you the timelines, but the $20 million reference, at the JMP Securities conference earlier this year I think the CFO of Hanger was asked about the relationship with us and he indicated that we intend to spend $20 million with NextGen in this upcoming year. Now that’s probably — $20 million is the right number, but the sense of timing might be a little different. And I’ll hand the timing off to Scott who is working the deal very closely.

Scott Decker:	Yeah, so just as further clarification, the way we would anticipate things rolling out is we’re basically getting non material revenue up until the point that they go to major rollout. We do anticipate rollout is going to take 18 to 24 months. So unless we do something unordinary, you would likely see revenue tied to that kind of timeframe. Now on the upside, that’s the software license side, it’s not even really getting into implementation and other services we’re talking to them about. So it’s a fantastic relationship and account and as I indicated, we’ll really start to get into the meat of that agreement as we flip over in to calendar year 2013.

David Windley:	So, Scott, not to split hairs, but when you say nonmaterial revenues, that overall, is that in total or is that nonmaterial software systems sales revenue?

Scott Decker:	Just in general. I mean you could think about it as we’ve been doing work to customize some of the software and we’ve been doing some project planning, but when you talk about numbers like $20 million, what we’re seeing so far is not even close to material.

David Windley:	Okay and the reason I asked the follow up is to try and triangulate a little bit on did the Hanger deliverable in the June quarter contribute to this fairly significant step-up in implementation and training services? Did it fall into that line or was it in a different line?

QUALITY SYSTEMS	Page 24	7/26/2012

Paul Holt:	This is Paul. There are some implementation type services that were included in our June quarter and we expect to continue to see that going forward as well. I think what Scott’s talking about is that the more bigger dollars are coming down the line. So hopefully that helps.

David Windley:	Okay, so Paul, then it’s right for me to think about Hanger as contributing the majority of that step up quarter to quarter?

Paul Holt:	No, I wouldn’t characterize it that way. I think I would just make sure to let you know that we do have Hanger implementation revenues in there, but I wouldn’t say that that’s the primary driver. What’s driving that line is that we have a lot of implementation work going on both in ambulatory and the hospital folks are working pretty hard, too.

David Windley:	So to maybe change the tenor of that question then, in light of relatively soft software sales in the last quarter, by the last I mean the March quarter and the June quarter a lower pipeline such that we probably need to be thinking about lower system sales in the next quarter or two. How sustainable is a higher important revenue number? Shouldn’t I think about that going down from this $12 million number?

Paul Holt:	Well I think we were trying to get away from giving you specific guidance into what’s going to happen with that line. I can tell you that in this past quarter we have sold a fair amount of services. You’re not going to know that necessarily because we don’t record revenue when we sell services. And many of those services have been sold on a billed as incurred basis, so you’re not going to see them show up in deferred revenue either. But suffice it to say that I think we, Scott’s — as we talked about some of this pause, I think that’s real. But at the same time, I don’t think we’re also getting away from trying to guide you.

David Windley:	Okay, thank you.

Scott Decker:	I would just jump on the end. I mean your premise is, there’s got to be fact to it, right? I mean if you have less system sales, there’s going to be less implementation work. The good news is, we’re killing it on inpatient,. And the other thing we haven’t talked much about is just overall management consulting which we continue to grow pretty nicely. So like everything else, we’re making sure we’re executing strategies to bridge gaps as well.

Steven Plochocki:	Operator, we’ll take one more question please.

Operator:	Thank you. Our next question is from the line of Anthony Vendetti with the Maxim Group.

Anthony Vendetti:	Thanks. On the larger deal front, are you seeing just less of those deals going out to RFP or are you just seeing much more competition in that space? And then if you could just talk about any change in the larger deal landscape. Is it — are you seeing more wins by Cerner, Epic?

QUALITY SYSTEMS	Page 25	7/26/2012

Scott Decker:	Yeah, so this is Scott. I think we’ve maybe made a couple comments on this front and I would just reiterate those which is your first characterization which is there’s just less deals right now. We’re winning as many if not higher than we’ve ever won. There are just less of them to compete for. And there was one other question along this front, the question is, are we not seeing some because they’re just staying within the hospital market? Possible. Has the landscape changed a little bit? Do we see Epic or Cerner now where before we saw maybe more ambulatory vendors? Maybe. But our discounting is not any different. We’re wining more than we’ve ever won, so the big factor right now is just number of deals we’re seeing.

Anthony Vendetti:	Okay, great. Thanks, guys.

Steven Plochocki:	Thank you. And thanks to all of you for joining us today. We as a management team are a pretty proud group of guys. We believe that the plans we have in place are going to materialize into great gain for the shareholder. We are going thorough a period here where we’re adjusting, but we have confidence in what we’re doing and I certainly have confidence in this entire crew. So thanks again and look forward to speaking to you in the future. Bye now.

Operator:	Thank you, ladies and gentlemen, that does conclude our conference for today. We’d like to thank you for your participation and you may now disconnect.

END

QUALITY SYSTEMS	Page 26	7/26/2012